Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

	Media Relations:	GolinHarris
Susan Brophy
sbrophy@golinharris.com
312-729-4359

VIVUS RESUBMITS QNEXA NDA TO THE FDA

MOUNTAIN VIEW, Calif., October 17, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that the company has resubmitted the New Drug Application (NDA) for Qnexa® to the U.S. Food and Drug Administration (FDA). The resubmission follows an agreement reached in September 2011 with officials of the Endocrine and Metabolic Division of the Food and Drug Administration on the filing strategy for Qnexa. The NDA resubmission seeks approval for an initial indication for the treatment of obesity, including weight loss and maintenance of weight loss for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity). The proposed labeling for Qnexa includes a contraindication for women of childbearing potential.  The NDA resubmission also includes a proposed Risk Evaluation and Mitigation Strategy (REMS).

There are an estimated 80 million adult American men and women of non-childbearing potential, based on the NHANES 2008 study, who have a BMI >30 (obese) or BMI >27 (overweight) with at least one weight-related health risk, such as diabetes, hypertension or dyslipidemia and are at an increased risk of developing obesity-related cardiovascular and metabolic diseases.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, Qnexa®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the acceptability of our response to the FDA’s requests stemming from the End of Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the MAA; substantial competition; the impact on future sales based on specific indications and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks with development, regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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